QKL Stores Inc. Announces Third Quarter 2012

Financial Results

-- 3Q12 Revenue increased by 2.8% to $84.3 million from $82.1 million in 3Q11--

-- 3Q12 Gross Profit decreased by 0.3% to $14.15 million from $14.19 million in 3Q11 –

Daqing, China, November 14, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the third quarter ended September 30, 2012.

Mr. Zhuangyi Wang, Chairman and CEO, said, “Our third quarter results generally met our levels of expectation. The variety, value and freshness of our products continue to resonate with our customers driving sales higher. This store growth was also driven by in-store promotional events such as store anniversary celebrations.

“We plan to open 1 additional store this year. The new stores we will open in the future will be located in Daqing City where we have stronger relationships with local vendors and the cost of goods is slightly lower than the other cities in which we operate.”

“As our new store opening plan modifies from the first half of the year, we believe that preliminary new store opening expenses will decrease in the coming quarters as our total store sales rise, labor & utility costs stabilize and new store marketing expenses ease. For the remaining one quarters of 2012, we believe our gross margin will remain stable in the 16.8%-17.3% range, operating expenses as a percent of total revenue will move back into the 14.5%-15.5% range.”

“We look forward to the upcoming holiday season as we have a number of exciting marketing initiatives planed. Our balance sheet is healthy with a strong cash position, low level of debt and stable flow of cash from operations. We continue to make progress with our store operations and that can result in greater sales and profits over time.”

Third Quarter 2012 Financial Results

Revenue in the third quarter of 2012 increased by $2.2 million, or 2.8%, to $84.3 million for the three months ended September 30, 2012 from $82.1 million for the three months ended September 30, 2011. Same store sales represent sales from stores that were opened for at least one year before the beginning of the comparison period, or by July 1, 2011. Same store (47 stores) sales generated approximately $78.1 million sales in the third quarter of 2012, an increase of $2.7 million, or 3.6% compared with $75.4 million net sales in the third quarter of 2011. New store sales increased, reflecting the net opening of 4 new stores since July 1, 2011. The new stores generated approximately $4.1 million sales in the third quarter of 2012.

Gross profit decreased by 0.3% year-over-year to $14.15 million, compared to $14.19 million in the prior year period. The decrease in gross margin was primarily attributable to the increase in competition in Daqing area. In this competitive marketplace, it is likely that we will focus on providing our customers with low prices in order to increase our market share and long-term sales volume.

Selling expenses increased by $0.3 million, or 2.2%, to $13.3 million, or 15.8% of net sales, in the third quarter of 2012 from $13.0 million, or 15.9% of net sales, in the third quarter of 2011. The change in selling expense was mainly due to increase in labor costs resulting from an increase in the number of store employees and pay increases.

General and administrative expenses decreased by $0.2 million, or 11.1%, to $2.1 million, or 2.5% of net sales, in the third quarter of 2012 from $2.3 million, or 2.8% of net sales, in the third quarter of 2011. The decrease was mainly due to our control on our headquarters’ expenses.

For the three months ended September 30, 2012, our net loss was $1.1 million, or $(0.105) per diluted share, compared to $0.8 million, or ($0.082) per diluted share, for the three months ended September 30, 2011.

As of September 30, 2012, the Company had $27.4 million in unrestricted cash and bank loans of $15.8 million, compared to $28.0 million as of September 30, 2011 with bank loans of $3.1 million.

As of September 30, 2012, the Company operated 51 stores totaling 275,000 sq. meters compared to 53 stores totaling 283,000 sq. meters in the prior year period.

Conference Call

Management will host a conference call at 8:30 am ET on Wednesday, November 14th, 2012. To participate, please dial one of the local access numbers, listed below. The conference call identification number is 10017432.

Participant Dial In (Toll Free):	1-800-860-2442
Participant International:	1-412-858-4600
Canadian Dial In (Toll Free):	1-866-605-3852
China (N) Toll Free:	10-800-712-2304

China (S) Toll Free:	10-800-120-2304

Hong Kong Toll Free:	800-962475

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash	$27,387,082	$9,037,550
Restricted cash	253	253
Accounts receivable	117,230	115,163
Inventories	45,567,703	54,336,501
Other receivables	8,990,737	11,991,134
Prepaid expenses	5,945,518	6,085,379
Advances to suppliers	8,124,527	10,160,552
Deferred income tax assets	2,979,111	2,972,570
Total current assets	99,112,161	94,699,102
Property, plant and equipment, net	41,973,123	43,042,136
Land use rights, net	725,192	748,410
Goodwill	26,567,797	26,346,942
Other assets	468,894	520,559
Total assets	$168,847,167	$165,357,149
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term loans	$15,787,812	$10,998,162
Accounts payable	26,508,022	28,417,894
Cash card and coupon liabilities	16,273,617	16,024,437
Customer deposits received	791,673	931,604
Accrued expenses and other payables	14,005,318	14,328,656
Income taxes payable	176,242	227,016
Total current liabilities	73,542,684	70,927,769
Total liabilities	73,542,684	70,927,769
Shareholders’ equity
Common stock, $0.001 par value per share, authorized 100,000,000 shares, issued and outstanding 10,527,637 and 10,448,197 shares at September 30, 2012 and December 31, 2011, respectively*	10,527	10,448
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 5,457,960 and 5,694,549 at September 30, 2012 and December 31, 2011, respectively	54,580	56,945
Additional paid-in capital	91,828,974	91,610,531
Retained earnings – appropriated	7,282,560	7,282,560
Retained earnings	(16,025,611)	(15,758,416)
Accumulated other comprehensive income	12,153,453	11,227,312
Total shareholders’ equity	95,304,483	94,429,380
Total liabilities and shareholders’ equity	$168,847,167	$165,357,149

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$84,343,510	$82,068,788	$279,603,670	$266,833,256
Cost of sales	70,189,152	67,874,242	231,825,748	219,918,263
Gross profit	14,154,358	14,194,546	47,777,922	46,914,993

Operating expenses:
Selling expenses	13,330,045	13,040,763	40,878,831	38,327,459
General and administrative expenses	2,074,153	2,333,267	6,539,428	6,483,350
Total operating expenses	15,404,198	15,374,030	47,418,259	44,810,809

(Loss) income from operations	(1,249,840)	(1,179,484)	359,663	2,104,184

Non-operating income (expense):
Interest income	111,903	175,745	216,674	629,130
Interest expense	(295,564)	(10,593)	(691,212)	(41,693)
Total non-operating income (expense)	(183,661)	165,152	(474,538)	587,437

(Loss) income before income taxes	(1,433,501)	(1,014,332)	(114,875)	2,691,621

Income taxes	(326,094)	(164,822)	152,320	986,869

Net (loss) income	$(1,107,407)	$(849,510)	$(267,195)	$1,704,752

Comprehensive income statement:
Net (loss) income	$(1,107,407)	$(849,510)	$(267,195)	$1,704,752
Foreign currency translation adjustment	(25,012)	1,023,116	926,141	3,385,552
Comprehensive income	$(1,132,419)	$173,606	$658,946	$5,090,304

Weighted average number of shares outstanding:
Basic*	10,527,637	10,362,508	10,514,746	10,071,728
Diluted*	10,527,637	10,362,508	10,514,746	12,346,380

(Losses) earnings per share:
Basic*	$(0.105)	$(0.082)	$(0.025)	$0.138
Diluted*	$(0.105)	$(0.082)	$(0.025)	$0.138

QKL STORES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(267,195)	$1,704,752
Depreciation – property, plant and equipment	4,926,896	5,815,703
Amortization	21,672	22,519
Share-based compensation	637,786	648,474
Deferred income tax	7,866	(225,151)
Loss on disposal of fixed assets	6,128	153,494
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(1,510)	(562,574)
Inventories	9,041,509	3,086,917
Other receivables	3,319,138	18,037,812
Prepaid expenses	223,775	604,642
Advances to suppliers	2,087,430	(2,500,125)
Accounts payable	(2,049,728)	(3,476,958)
Cash card and coupon liabilities	171,689	2,975,779
Customer deposits received	(144,596)	(13,012)
Accrued expenses and other payables	(490,608)	2,996,074
Income taxes payable	(51,928)	(1,904,396)
Net cash provided by operating activities	17,438,324	27,363,950

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,648,874)	(20,686,955)
Decrease of restricted cash	-	69,952
Net cash used in investing activities	(3,648,874)	(20,617,003)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan borrowing	7,902,077	3,074,081
Bank loan repayment	(3,157,562)	-
Net cash provided by financing activities	4,744,515	3,074,081

Effect of foreign currency translation	(184,433)	701,027

Net increase in cash	18,349,532	10,522,055
Cash – beginning of period	9,037,550	17,460,034
Cash – end of period	$27,387,082	$27,982,089

Supplemental disclosures of cash flow information:
Interest paid	$691,212	$41,693
Income taxes paid	$548,175	$3,024,287